Exhibit 99.1

December 8, 2014

PDC Energy Announces 2015 Capital Budget of $557 Million and Production Guidance of 13.8 to 14.5 Million Boe or Approximately 50% Year-over-Year Growth while Maintaining its Strong Financial Position

DENVER, CO, December 8, 2014: PDC Energy, Inc. (“PDC,” the “Company,” “we” or “us”) (NASDAQ: PDCE) today announced its capital budget and production guidance for 2015.

2015 Capital Budget and Production Guidance

PDC’s capital budget for 2015 is approximately $557 million, a decrease of 14% compared to its 2014 capital budget. The Company’s 2015 budget includes $526 million of development capital and $31 million for lease maintenance, exploration and other expenditures. The 2015 capital budget is focused on organic growth opportunities in PDC’s Inner and Middle core areas of the Wattenberg Field.

The Company estimates net production volumes for 2015 will be between 13.8 million and 14.5 million barrels of oil equivalent (“MMboe”) and expects production growth throughout the year. The Company anticipates a commodity mix of approximately 45% crude oil, 20% natural gas liquids and 35% natural gas. The commodity mix reflects the Company’s increased focus on allocating capital towards its highest-value drilling opportunities in both the Inner and Middle core areas of the Wattenberg Field. For 2015, the Company projects it will drill approximately 90% of its wells in the Inner and Middle Core areas, up from about 67% in those areas in 2014.

PDC estimates its 2014 production exit rate to be approximately 32,500 Boe per day and its full-year 2014 production volumes to be within its guidance range of 9.3 to 9.5 MMoe. The Company’s 2015 production exit rate is anticipated to be approximately 46,500 Boe per day.

2015 – 2016 Hedge and Financial Positioning

PDC has very substantial hedge positions in place for 2015 and 2016. For 2015, PDC has approximately 80% of expected crude oil production hedged at a weighted average floor of approximately NYMEX $89 per barrel and approximately 75% of expected natural gas production hedged at a weighted average floor of approximately NYMEX $4 per thousand cubic feet (“Mcf”). For 2016, the Company has approximately 4.1 million barrels of crude oil hedged at a weighted average floor of approximately NYMEX $85 per barrel and approximately 27.5 billion cubic feet (“Bcf”) of natural gas hedged at a weighted average floor price of approximately NYMEX $4 per Mcf. The mark-to-market value for the Company’s existing crude oil and natural gas hedges is approximately $200 million using the November 30, 2014 NYMEX forward strip. Additionally, PDC expects a strong netback on its Wattenberg natural gas price realizations, as pricing is based on the CIG index, which current future markets project at only $0.25/Mcf below NYMEX for 2015.

The Company is focused on maintaining its very strong balance sheet, liquidity and debt metrics. As of September 30, 2014, PDC had liquidity of approximately $789 million, pro-forma for the October 14, 2014 Marcellus asset sale. PDC’s 2015 capital budget is based on an estimated full-year 2015 NYMEX price on November 30, 2014 of $67 per barrel and $3.80 per Mcf. Factoring in the beneficial impact of its existing 2015 hedges, the Company projects it will end 2015 with a capital outspend of approximately $165 million and a debt to EBITDAX ratio of less than 2.0x.

Wattenberg Field Overview

PDC plans to invest a total of $516 million in the Wattenberg Field in 2015 consisting of $415 million for its operated drilling program and $101 million for non-operated projects. The Company’s 2015 operated program is to continue utilizing its current five horizontal drilling rigs throughout the year; there are no plans to add a sixth horizontal drilling rig. The Wattenberg budget for 2015 includes turning-in-line approximately 110 gross operated Niobrara and Codell horizontal wells of which 40% are expected to be extended length laterals of approximately 6,500 feet to 7,000 feet. Approximately 60% of those wells are expected to be targeting the Niobrara with the remainder targeting the Codell. The Company’s non-operated program is projected to include approximately 100 horizontal wells turned-in-line at an average working interest of about 20%.

In 2014, PDC’s drilling program has delivered cost efficiencies which have improved drilling economics in the core Wattenberg Field. The average drilling and completion costs for the Company’s standard length lateral of approximately 4,200 feet have decreased from $4.2 million to $4.0 million per well. Additionally, the Company estimates that expected average reserves for its Inner Core wells have increased 500 thousand barrels of oil equivalent (“Mboe”) to 580 Mboe per well. The reserve increase is based on current data from peers as well as early results from PDC’s Inner core wells. These current enhancements are included in the updated core Wattenberg economics table highlighted below:

Updated Core Wattenberg Economics	Niobrara Areas
	Inner	Middle	Outer	Codell
Gross 3-Phase EUR:	580 Mboe	400 Mboe	285 Mboe	370 Mboe
IRR Estimates: $90/Bbl & $4/Mcf	122%	83%	52%	79%
$80/Bbl & $4/Mcf	85%	60%	36%	58%
$70/Bbl & $4/Mcf	64%	42%	24%	41%
$60/Bbl & $4/Mcf	47%	28%	14%	28%
$50/Bbl & $4/Mcf	33%	16%	6%	16%
IRR estimates in this table are based on: $4.0 million well cost, 4,200 foot lateral, 16-frac stages and reflect long-term differential of $10/Bbl for oil. Prices are NYMEX held flat. IRR estimates are not based on expected costs or efficiency benefits from tighter frac spacing or extended laterals and do not include corporate or lease acquisition costs.

In 2015, PDC expects to realize additional capital efficiencies through drilling extended laterals and tighter frac spacing. The Company plans to enhance its completion design decreasing the spacing between frac stages from

250 feet to 200 feet. With the modified completion design of more frac stages, the Company’s gross drilling and completion costs per well for a standard length lateral is $4.3 million and $5.5 million for an extended length lateral. PDC expects improved reserves from tighter frac spacing and extended laterals of approximately 10% and 30 to 50%, respectively, compared to its current type curves.

Utica Shale Overview

Based on current low commodity prices and large natural gas differentials in Appalachia, the Company has elected to temporarily idle its drilling rig in the Utica Shale in favor of allocating a higher percent of its 2015 capital budget to its highest return projects in the Wattenberg Inner and Middle core areas. For 2015, the Company plans to invest a total of $38 million compared to approximately $190 million in 2014 in its Utica Shale play which includes completing and turning-in-line the 4-well Cole pad and lease maintenance costs. PDC expects to resume its Utica Shale drilling program when commodity prices and netback realizations rebound. The Company remains committed to the strong Utica Shale resource it is developing in the condensate and wet gas windows of the play where its per-well reserves are projected at 680 Mboe and 1.2 MMboe respectively. In 2015, the Company will develop production, reservoir and completion analyses from its recently drilled wells and will incorporate the data into its future drilling programs.

President & COO Comments

Bart Brookman, President, COO and incoming CEO said, “We are pleased with our strong value-added production growth in 2015, even after limiting our planned capital expenditures. By focusing our 2015 capital investment on the Company’s highest rate-of-return projects in the Inner and Middle core areas of the Wattenberg Field, we expect to deliver strong cash flow per share growth using our existing liquidity. We are encouraged with the technical advancements and improved capital efficiencies we’ve gained in the Wattenberg Field. We are well positioned to add value in the current low commodity price environment with our industry-leading hedge program, strong balance sheet, limited 2015 outspend of cash flow, and top-tier core Wattenberg drilling opportunities. We will continue to monitor crude oil and natural gas pricing and have the operational flexibility to adjust capital spending in Wattenberg or Utica should commodity prices change materially.”

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: Wells Fargo 2014 Energy Symposium in New York, New York, and Capital One Energy Conference in New Orleans, Louisiana, both on Wednesday, December 10, 2014. The related slide presentations will be available on PDC’s website, at www.pdce.com, at the start of each presentation.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Our operations in the Wattenberg Field are focused on the liquid-rich horizontal Niobrara and Codell plays and our Ohio operations are focused on the liquid-rich portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates, will and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC’s future liquidity, debt metrics and cash flows; future production (including the commodity mix of such production) and projects; rates of return on projects; per well costs, reserves and performance; anticipated cost savings and efficiencies; 2015 capital expenditures, the nature of those expenditures and the sources of funding for those expenditures; the number of wells to be turned in line in 2015, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	greater than expected post-closing purchase price adjustments from the PDCM divestiture;
•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;
•	volatility of commodity prices for crude oil, natural gas and NGLs;
•	the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;
•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;
•	potential inability to achieve expected improvements in efficiency and drilling results;
•	changes in estimates of proved reserves;
•	inaccuracy of reserve estimates and expected production rates;
•	potential for production decline rates from our wells being greater than expected;
•	timing and extent of our success in discovering, acquiring, developing and producing reserves;
•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;
•	availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;
•	timing and receipt of necessary regulatory permits;
•	risks incidental to the drilling and operation of crude oil and natural gas wells;
•	our future cash flows, liquidity and financial condition;
•	competition within the oil and gas industry;
•	availability and cost of capital;
•	reductions in the borrowing base under our revolving credit facility;
•	our success in marketing crude oil, natural gas and NGLs;
•	effect of crude oil and natural gas derivatives activities;
•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;
•	cost of pending or future litigation;
•	effect that acquisitions we may pursue have on our capital expenditures;
•	our ability to retain or attract senior management and key technical employees; and
•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company’s filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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